  EXHIBTI 6.1

EXECUTION VERSION

REAL ESTATE PURCHASE AND SALE AGREEMENT

LOGAN SQUARE OWNER, LLC,

a Delaware limited liability company,

SELLER

and

TF NOCA BLU, LLC,

a Delaware limited liability company,

BUYER

December 30, 2021

NoCa Blu Apartments 2340 North California Avenue

Chicago, Illinois 60647

(Property #502510)

 INDEX TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

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EXHIBITS

Exhibit A:	Legal Description of Real Property

Exhibit B:	Form of Assignment and Assumption of Lessor’s Interest in Leases

Exhibit C:	Form of Non-Foreign Certification

Exhibit D:	Form of Tenant Notice

Exhibit E:	Assignment and Assumption of Real Estate Purchase and Sale Agreement

Exhibit F:	Form of Assignment of Property Agreements

Exhibit G:	Form of Special Warranty Deed

Exhibit H:	Form of Bill of Sale

Exhibit I:	Access Insurance Requirements

Exhibit J:	Leasing Guidelines

Exhibit K:	Litigation

Exhibit L:	Form of Bulk Sales Act Certification and Indemnity Agreement

Exhibit M:	Schedule of Service Contracts & Non-Terminable Service Contracts

Exhibit N:	Form of Seller’s Closing Certificate

Exhibit O:	Form of Owner’s Affidavit

Exhibit P:	Form of Tenant Estoppel (commercial/retail leases)

Exhibit Q:	Post-Closing Escrow Agreement

Exhibit R:	Rent Roll

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REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”), is made as of the 30th day of December, 2021 (the “Agreement Date”), by and between LOGAN SQUARE OWNER, LLC, a Delaware limited liability company (“Seller”), and TF NOCA BLU, LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S:

WHEREAS, Seller desires to sell certain improved real property along with certain related personal and intangible property, and Buyer desires to purchase said real, personal and intangible property on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Property Included in Sale. Without representation or warranty except as expressly set forth herein, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following (collectively, the “Property”):

(a) That certain land located in Chicago, Illinois and with an address at 2340 North California Avenue and more particularly described in Exhibit A attached hereto (the “Land”);

(b) All rights, privileges, hereditaments and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances as well as all development rights, air rights, water, water rights (and water stock, if any) relating to the Land and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land (“Appurtenances”);

(c) All improvements and fixtures located on the Land, including all buildings and structures presently located on the Land, and Seller’s interest in all apparatus, equipment, machinery, and appliances used in connection with the operation or occupancy of the Land, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Land (all of which are collectively referred to as the “Improvements” and collectively with the Land and Appurtenances, the “Real Property”);

(d) (i) Any tangible personal property owned by Seller located at the Real Property and used in the ownership and operation by Seller of the Real Property, and (ii) any intangible personal property owned by Seller and used in the ownership and operation by Seller of the Real Property, including, without limitation, websites and the right to use any trade name (excepting those including the name “Principal”) now used by Seller in connection with the Real Property (the “Personal Property”);

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(e) Seller’s interest as lessor or landlord in and to all leases, tenancies, franchises, licenses, rights of occupancy or use or other agreements demising space or providing for the use or occupancy of any portion of the Improvements or the Real Property (both retail/commercial and residential), including space leases (if any) entered for the provision of amenities to tenants such as laundry, fitness or other similar facilities (the “Leases”) and Seller’s interest in and to any security deposits in connection with the Leases; and

(f) Seller’s interest, if any, in and to (i) all standard service contracts and maintenance agreements that Buyer has elected to assume (or is deemed to have elected to assume) pursuant to Section 4(d) below (the “Service Contracts”), and (ii) all warranties, guaranties, made by or received by Seller from a third party with respect to any building component, machinery, equipment or material comprising a part of the Real Property or Personal Property, all building plans and specifications relating to the Real Property, and all licenses, permits, and entitlements, if any, issued, approved or granted by governmental authorities in connection with the Real Property, but as to items described in this clause (ii), only to the extent such items may be assignable by their respective terms by Seller (collectively with the Service Contracts, the “Property Agreements”). The term “Service Contracts” and “Property Agreements” shall exclude any national or regional agreements between the property manager and a vendor whereby services are provided thereunder to the Property and to other properties managed by the property manager, including without limitation the trash removal agreement with Waste Management, all of which Seller shall cause the property manager to modify so as to terminate as of Closing the services provided to the Property by the vendors thereunder. Furthermore, “Property Agreements” shall exclude any development management agreements entered into by affiliates of Seller or affiliates of any of Seller’s members (such affiliates, “Seller’s Affiliates”) (such development management agreements shall not be assigned to Buyer under any circumstances and Buyer shall have no obligations with respect thereto).

2. Purchase Price/Remedies.

(a) The total purchase price (the “Purchase Price”) for the Property is Thirty-Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000.00). The Purchase Price, subject to adjustments and prorations as set forth herein and less any amount of the Deposit previously deposited with the Title Company as provided below, is payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system delivered no later than 2:00 p.m. Central Time on the Closing Date (as hereinafter defined) to First American Title Insurance Company, Attn: Pam K. Sullivan, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602 (telephone: 312-917-7241; email: pksullivan@firstam.com) (the “Title Company”) at Closing (as hereinafter defined).

(b) Within two (2) Business Days after the Agreement Date, Buyer shall deposit into escrow with the Title Company the sum of One Million and No/100 Dollars ($1,000,000.00) as the earnest money deposit (the “Initial Deposit”). The Initial Deposit shall be fully refundable to Buyer in the event Buyer terminates this Agreement prior to the Approval Date (as hereinafter defined) or this Agreement is otherwise terminated pursuant to any section of this Agreement that provides for the Initial Deposit (or the entire Deposit) to be refunded to Buyer in connection with such termination. Provided that Buyer has not terminated this Agreement prior to the Approval Date (as hereinafter defined) (and this Agreement has not otherwise been terminated prior to the Approval Date by Seller to the extent permitted herein), Buyer shall deposit an additional Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Additional Deposit”) within two (2) Business Days after the Approval Date (the Initial Deposit and the Additional Deposit are collectively referred to herein as the “Deposit”). Any interest earned on the Deposit shall be considered part of the Deposit. The Initial Deposit and the Additional Deposit are each payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system. Except as otherwise provided in this Agreement, the Deposit shall be held by the Title Company in a federally insured interest bearing account and applied against the cash portion of the Purchase Price at Closing.

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(c) If Buyer (i) fails to close on the scheduled Closing Date pursuant to the terms of this Agreement (provided that Seller is ready, willing and able to close on the Closing Date) or (ii) otherwise defaults in the performance of its obligations under this Agreement which default remains uncured to Seller’s reasonable satisfaction for five (5) Business Days after written notice thereof from Seller to Buyer (the “Buyer Default Cure Period”) (and the Closing Date shall automatically be extended as may be necessary for the Buyer Default Cure Period to run) which notice Seller shall deliver to Buyer within five (5) Business Days of learning of such default, then Seller’s sole and exclusive remedy shall be to terminate this Agreement by written notice to Buyer and Title Company, in which case Buyer and Seller hereby agree that Seller will be damaged thereby and the Deposit shall be paid to Seller as liquidated damages. Seller shall not be required to give notice of default, opportunity to cure (including without limitation the Buyer Default Cure Period) or delay the Closing Date if Buyer’s default is the failure by Buyer to close on the scheduled Closing Date or the failure to deliver the Initial Deposit or Additional Deposit as required by Section 2(b), or the failure to deliver the items required by Section 7(c) and Section 7(d) of this Agreement. Buyer and Seller hereby agree that, upon termination of this Agreement by Seller under this Section 2(c), Seller shall be released from its obligations under this Agreement (except that Buyer shall have the right to enforce those obligations of Seller that expressly survive termination of this Agreement) and the payment of the Deposit to Seller shall represent and be liquidated damages payable to Seller as a fair and reasonable sum to recompense Seller in light of Seller’s removal of the Property from the market and the costs incurred, labor and services performed and the loss of its bargain, all of which are difficult to ascertain. Notwithstanding the foregoing, if the Closing is consummated, then Seller shall have all rights and remedies available at law and/or in equity if Buyer fails to perform after the Closing any of its obligations under this Agreement (or under the documents entered into by Buyer in connection therewith) which survive the Closing. In no event shall Buyer be liable to Seller for any consequential, punitive, treble, exemplary, or speculative damages..

(d) Subject to the last paragraph of Section 8(a) below, if Seller defaults in the performance of its obligations under this Agreement (including the failure by Seller to close on the scheduled Closing Date pursuant to the terms of this Agreement provided that Buyer is ready, willing and able to close on the Closing Date), then Buyer’s sole and exclusive remedy shall be either: (i) to deliver a written notice to Seller within five (5) Business Days of learning of such default, stating with particularity the alleged default of Seller and the action required by Seller to cure such default and stating Buyer’s intent to terminate this Agreement if the default is not cured, whereupon Seller shall have five (5) Business Days after receipt of such written notice (the “Seller Default Cure Period”) in which to cure the alleged default and thereby prevent termination of this Agreement (and the Closing Date shall be delayed, if necessary, until the end of the Seller Default Cure Period), or in the event such default is not cured within Seller Default Cure Period, to terminate this Agreement by written notice to Seller and the Title Company, in which case the Deposit shall be returned to Buyer and thereupon neither party shall have any further obligations under this Agreement, except that either party shall have the right to enforce those obligations of the other party that expressly survive termination of this Agreement (the “Surviving Obligations”); or (ii) if Seller’s default results from its failure to transfer possession and title to the Property to Buyer at Closing, enforce specific performance without any deduction in the Purchase Price, provided that Buyer commences an action for specific performance within thirty (30) days after the scheduled Closing Date. Notwithstanding the foregoing to the contrary, Buyer shall not be required to give notice of default, opportunity to cure (including without limitation the Seller Default Cure Period) or delay the Closing Date if Seller’s default is the failure by Seller to close on the scheduled Closing Date or the failure to deliver the items required by Section 7(b) and Section 7(d) of this Agreement. In the event of termination pursuant to clause (i) above, Seller agrees to reimburse Buyer for its reasonable and verifiable third party out-of-pocket due diligence expenses up to a maximum of $100,000, including but not limited to title and survey expenses, third party report expenses and reasonable attorney’s fees (hereafter “Due Diligence Reimbursement”). In no event under clause (i) or clause (ii) above shall Seller be liable to Buyer for any actual, consequential, punitive, treble, exemplary, or speculative damages (other than payment of the Due Diligence Reimbursement). Notwithstanding the foregoing, if the Closing is consummated, then Buyer shall have all rights and remedies available at law and/or in equity if Seller fails to perform any of its obligations under this Agreement which expressly survive the Closing (or under the Seller Closing Documents (as hereinafter defined)), subject however, to the extent applicable, to the Liability Cap, Survival Period and other limitations to Seller’s liability set forth in Section 8(a) hereof and in the Seller Closing Documents.

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3. Title to the Property. At the Closing, Seller shall convey to Buyer and Buyer shall accept from Seller fee simple title to the Real Property, all rights, privileges and easements appurtenant thereto, and to the Improvements, subject only to the Permitted Exceptions (as hereinafter defined), by duly executed and acknowledged Special Warranty Deed in the form attached hereto as Exhibit G (the “Deed”). Evidence of such conveyance shall be the issuance by the Title Company at Closing of a current ALTA Owner’s Policy of Title Insurance in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to the Permitted Exceptions (the “Title Policy”).

4. Buyer’s Due Diligence. Buyer shall be allowed to conduct the following due diligence prior to purchasing the Property:

(a) Buyer’s review of title to the Real Property as shown on a Commitment for Title Insurance (File No. NCS-987288-CHI2) with a Commitment Date of November 5, 2021, issued by the Title Company (the “Existing Title Report”) and an existing ALTA/NSPS Land Title Survey dated October 21, 2021, prepared by Professional Associated Survey, Inc. (Order No. 15-89346) (the “Existing Survey”), each of which Buyer acknowledges it has received prior to the Agreement Date. Buyer, at Buyer’s sole cost and expense, may order an updated title report (the “Updated Title Report”) and an updated survey (the “Updated Survey”), copies of each shall be provided to Seller at the same time they are delivered to Buyer by the Title Company and surveyor respectively. The Existing Title Report and Updated Title Report, if any, are hereinafter collectively referred to as the “Title Report” and the Existing Survey and Updated Survey, if any, are hereinafter collectively referred to as the “Survey”; the Title Report and the Survey are hereinafter collectively referred to as the “Title Documents.” On or before the date that is five (5) Business Days prior to the Approval Date (as hereinafter defined), Buyer may approve or disapprove (in its sole and absolute discretion) the Title Documents by delivering written notice to Seller (“Buyer’s Title Notice”) specifying each title defect or matter for which Buyer is requesting a cure by Seller (each, a “Title Defect”) and each Title Company requirement (each, a “Title Requirement”) that Buyer is requesting Seller to satisfy in order for the Title Policy to be issued for the Real Property at Closing. Buyer’s failure to deliver the Buyer’s Title Notice to Seller within the time period specified above shall be a conclusive presumption that Buyer has approved the Title Documents, and this Agreement shall remain in full force and effect. Within three (3) Business Days after receiving Buyer’s Title Notice, Seller shall deliver to Buyer written notice (“Seller’s Title Notice”) of those Title Defects that Seller agrees to either eliminate or cure to Buyer’s satisfaction by the Closing Date and those Title Requirements which Seller agrees to satisfy by the Closing Date. Seller’s failure to deliver Seller’s Title Notice to Buyer within the time period specified above shall be deemed to constitute Seller’s election not to eliminate or cure any such Title Defect or to satisfy any such Title Requirements. If Seller elects (or is deemed to have elected) not to eliminate or cure any Title Defects or not to satisfy any Title Requirements, then Buyer shall have the right, by written notice delivered to Seller (i) within two (2) Business Days after receipt of Seller’s Title Notice, (ii) within two (2) Business Days after the expiration of the time period during which Seller is entitled to deliver Seller’s Title Notice, or (iii) on or before the Approval Date, whichever occurs first, either to (i) waive its prior notice as to the Title Defects that Seller has elected not to cure and those Title Requirements which Seller has elected not to satisfy, or (ii) terminate this Agreement by delivering written notice to Seller, at which time the Initial Deposit shall be returned to Buyer and thereupon neither party shall have any further obligations under this Agreement, except that either party shall have the right to enforce the Surviving Obligations. If Buyer fails to deliver such written notice within such two (2) Business Day period, Buyer shall be deemed to have (i) waived its prior notice as to the Title Defects that Seller has elected not to cure and those Title Requirements which Seller has elected not to satisfy and (ii) approved the Title Documents, and this Agreement shall remain in full force and effect. If Seller elects to eliminate or cure any Title Defects or to satisfy any Title Requirements, then Seller will be allowed until the Closing Date to cure such Title Defects or satisfy such Title Requirements, and should Seller fail to do so then on or before Closing Buyer shall have the right to terminate this Agreement by delivering written notice to Seller, at which time the Deposit shall be returned to Buyer and thereupon neither party shall have any further obligations under this Agreement, except that either party shall have the right to enforce the Surviving Obligations. Notwithstanding anything contained herein to the contrary, Seller shall be obligated to remove (or cause the Title Company to affirmatively insure over) at Seller’s expense (collectively, the “Mandatory Cure Items”): (a) any mortgages or deeds to secure debt (including associated assignment of rents and UCC financing statements recorded on the land records) securing any financing obtained by or on behalf of Seller; (b) any mechanics or materialmen’s liens for work done by or on behalf of Seller or consented to by Seller; (c) any liens for delinquent real estate taxes or assessments; (d) any judgment liens against Seller; and (e) any other monetary liens against Seller or the Real Property (provided Seller shall not be obligated to expend more than $50,000.00 in connection with this clause (e)).

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For purposes of this Agreement, the term “Permitted Exceptions” shall mean (i) all Title Requirements, all Title Defects, all Schedule B-2 exceptions listed on the Title Report and all matters of Survey, in each instance that Buyer elects not to disapprove in Buyer’s Title Notice or which Buyer is deemed to have waived or accepted in accordance with this Section 4(a), (ii) all tenant leases with respect to the Property, without any rights or options to purchase the Real Property, (iii) all presently existing and future liens of real estate taxes or assessments, provided that such items are not yet due and payable and are apportioned as provided in this Agreement, and (iv) all laws, ordinances, rules and regulations of the United States, the state in which the Property is located, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property, as the same may now exist or may be hereafter modified, supplemented or promulgated (but not violations thereof).

Buyer may notify Seller in writing (a “Subsequent Title Matter Notice”) of any objections to any matters affecting title to the Property first raised by the Title Company in an updated Title Report or the surveyor on a updated Survey between the date of Buyer’s Title Notice and the Closing Date (a “Subsequent Title Matter”); provided, however, that Buyer must provide Seller with the Subsequent Title Matter Notice no later than five (5) Business Days after receipt of the updated Title Report or the updated Survey disclosing the Subsequent Title Matter. With respect to any Subsequent Title Matters set forth in a Subsequent Title Matter Notice, Seller shall have the same option to cure and Buyer shall have the same option to accept title subject to such Subsequent Title Matters or to terminate this Agreement as those which apply to the Buyer’s Title Notice (provided that Buyer’s right to terminate shall be exercisable by written notice delivered to Seller (i) within two (2) Business Days after receipt of Seller’s Title Notice with respect to any such Subsequent Title Matter, or (ii) if Seller fails to deliver such notice, within two (2) Business Days after the expiration of the time period during which Seller is entitled to deliver Seller’s Title Notice with respect to any such Subsequent Title Matter). If Seller elects to attempt to cure any Subsequent Title Matters, Seller shall have the right to extend the Closing Date for a reasonable period of time to effect such a cure, but in no event shall the extension exceed thirty (30) days after the Closing Date (after giving effect to any extensions or adjournments of the Closing Date). If Buyer fails to provide a Subsequent Title Matter Notice or if Buyer fails to provide a Subsequent Title Matter Notice within such five (5) Business Day period, Buyer shall be deemed to have accepted the Subsequent Title Matter(s) and to have waived any right hereunder to terminate this Agreement, and such Subsequent Title Matter(s) shall be deemed a Permitted Exception (other than Mandatory Cure Items). If Buyer terminates this Agreement as permitted hereby due to any Subsequent Title Matter that Seller elects (or is deemed to have elected) not to eliminate or cure, then for the avoidance of doubt, the Deposit shall be returned to Buyer and thereupon neither party shall have any further obligations under this Agreement, except that either party shall have the right to enforce the Surviving Obligations.

Buyer has provided the Buyer Title Notice dated December 3, 2021, and Seller has provided the Seller Title Notice dated December 8, 2021. Notwithstanding anything in this Agreement to the contrary (including under this Section 4(a)), by execution of this Agreement Buyer hereby irrevocably waives any and all right to terminate this Agreement under this Section 4(a) other than with respect to a Subsequent Title Matter disclosed by an updated Title Report obtained by Buyer between the date of Buyer’s Title Notice and the Closing Date; provided, however, that Seller shall, at or prior to Closing, remove (or cause the Title Company to affirmatively insure over) at Seller’s expense any Mandatory Cure Items.

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(b) Buyer’s review of the operating statements and income and expense statements of the Property only for the previous two (2) calendar years (or such lesser period to reflect the actual time period commencing on the date the Property was made available for occupancy) as well as the current calendar year-to-date.

(c) Buyer’s review of copies of any site plans and building drawings and specifications for the Property, provided the said items are available and in Seller’s actual and physical possession (hereafter “Seller’s Possession”).

(d) Buyer’s review of copies of all Property Agreements in Seller’s Possession. Buyer shall assume at Closing all of the Service Contracts identified on Exhibit M attached hereto that are not identified on Exhibit M as “TO BE TERMINATED” (the Service Contracts so identified, collectively, the “Terminable Service Contracts”); provided, however, if any Terminable Service Contract cannot be terminated by the Closing without penalty, then Seller will nevertheless deliver to the appropriate contracting party a notice terminating the applicable Terminable Service Contract effective as of the first date following the Closing Date on which such Terminable Service Contract can be terminated without penalty, and Buyer will assume all obligations under such Terminable Service Contract arising or accruing between the Closing and the effective date of termination thereof. Notwithstanding anything in this Section 4(d) to the contrary, Buyer shall have no right under this Section 4(d) or elsewhere in this Agreement to terminate the Service Contracts identified on Exhibit M attached hereto as “Non-Terminable Service Contracts” (collectively, the “Non-Terminable Service Contracts”) and Buyer shall assume all Non-Terminable Service Contracts at Closing so long as Seller can effectuate the assignment thereof. Buyer and Seller will reasonably cooperate to effectuate the assignment to and assumption by Buyer of the Non-Terminable Service Contracts.

(e) Buyer’s review of the following (collectively, the “Environmental Reports”): (i) Phase I Environmental Site Assessment with a Report Date of August 26, 2015, prepared by Midwest Environmental Consulting Services, Inc., (ii) Limited Phase II Subsurface Investigation Report dated July 27, 2016, prepared by ATC Group Services LLC, (iii) Asbestos Containing Building Materials Survey dated July 28, 2016, prepared by ATC Group Services LLC, and (iv) Asbestos Sampling Letter dated February 17, 2017, prepared by Carlson Environmental, Inc. Seller is providing the Environmental Reports to Buyer for informational purposes only and Buyer shall not rely on the Environmental Reports in determining whether to purchase the Property. In the event the transaction contemplated herein does not close for any reason whatsoever, Buyer shall immediately return the Environmental Reports to Seller.

(f) Buyer’s review of the tenant files. Seller shall allow Buyer to review the tenant files (including tenant leases) at the office of the property manager during normal business hours upon reasonable notice. Files must be reviewed in the property manager’s office and no part thereof may be removed, copied or duplicated prior to Closing (other than leases or other documents or files that are made available to Buyer electronically or in an electronic data room or portal that Buyer downloads). Buyer shall have the right to conduct interviews with each commercial/retail tenant of the Property; provided, however such interviews: (i) shall be coordinated through Seller or the property manager; and (ii) no such interview shall be conducted unless a representative of Seller is present during any such interview. Buyer shall not interview or contact any residential tenant of the Property.

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(g) Buyer’s review of the rent roll. Seller is providing such rent roll to Buyer for informational purposes only and Buyer shall independently confirm the accuracy and content thereof.

The items referred to above in Sections 4(a)-(g), and all other items posted to the due diligence website portal for the Property (the “Due Diligence Portal”) (https://huntcompanies.sharefile.com/home/shared/fo80703b-79c2-444f-881d-7f3c593027b1), shall be collectively referred to as the “Due Diligence Items.” Seller has provided Buyer with the Due Diligence Items (including access to the Due Diligence Portal) and Buyer hereby acknowledges receipt thereof (and access thereto) on November 10, 2021.

(h) Buyer’s review of the physical and environmental characteristics and condition of the Property. Subject to the rights of tenants under the Leases, Seller agrees to provide Buyer access to the Property following the Agreement Date for the purpose of performing, at Buyer’s sole cost and expense, studies, physical inspections, investigations and non-invasive tests on the Property (the “Tests”) provided that no such Tests shall be conducted without at least two (2) Business Days prior written notice to Seller and Seller’s prior approval of such Tests, which approval shall not be unreasonably withheld. Seller’s execution of this Agreement shall constitute its consent to a non-invasive Phase I environmental site assessment and an ALTA survey being performed on the Property. All forms of invasive Tests are prohibited without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Invasive Tests hereunder include, but are not limited to any environmental tests or testing beyond a Phase I environmental site assessment, such as collecting or testing asbestos, water, radon, soil or air samples. Buyer’s access is further conditioned on Buyer providing Seller with acceptable certificates of insurance listing Seller as an additional insured on applicable insurance policies evidencing that Buyer’s agents or contractors performing said Tests have insurance in full force and effect meeting the requirements set forth on Exhibit I attached hereto. Buyer shall conduct such Tests in a manner so as not to unreasonably disturb or interfere with the current use of the Property. Upon completion of such Tests, Buyer agrees at its sole cost to restore the Property to materially and substantially the condition it was in immediately prior to such Tests, including, but not limited to the prompt removal of anything placed on the Property in connection with such Tests. Copies of any third party reports, letters or other written information generated as a result of such Tests shall be promptly provided to Seller upon Seller’s request therefor if the sale contemplated by this Agreement does not close for any reason. Such reports, letters and information shall be delivered to Seller without representation or warranty as to their accuracy or completeness, and Buyer shall not be liable to Seller for any loss or damage resulting from Seller’s use of such reports. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller and its employees, tenants, invitees, contractors, and agents harmless from and against any and all claims, demands, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”) by reason of or in connection with any Tests made by Buyer or Buyer’s agents or contractors relating to or in connection with the Property, or entries by Buyer or its agents or contractors onto the Property, including, without limitation, any Claims resulting, or alleged to be resulting, from personal injury or death, or property damage (including without limitation Buyer’s breach of its obligation to restore the Property following any Tests as set forth above), or mechanic’s or materialmen’s liens. Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Agreement (A) shall not be applicable to Claims arising as a result of Buyer’s (or its agents, representatives or contractors) mere discovery of hazardous materials or other conditions at the Property not caused or exacerbated by the Tests, (B) shall not include any Claims that are caused by the gross negligence or willful misconduct of Seller or its agents, and (C) shall exclude any Claims against Buyer for consequential damages. Further notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Agreement and that certain Access and Indemnification Agreement dated November 4, 2021 (the “Access Agreement”), between Buyer and Seller, shall survive any termination of this Agreement or the delivery of the Deed and the transfer of title pursuant to this Agreement.

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(i)   If on or before 5:00 p.m. Central Time on December 10, 2021 (the “Approval Date”), Buyer provides written notice to Seller of its intent to terminate this Agreement (a “Termination Notice”), which Buyer may do for any or no reason, in its sole and absolute discretion, then this Agreement shall terminate without any further liability on the part of either party, except for Surviving Obligations. In the event of such termination, Buyer shall return or destroy all Due Diligence Items (in the latter case, Buyer shall certify in writing to Seller as to such destruction), the Title Company shall return to Buyer the Initial Deposit, and thereupon neither party shall have any further obligations under this Agreement, except for Surviving Obligations. If Buyer fails to deliver a Termination Notice to Seller by 5:00 p.m. Central Time on the Approval Date, then there shall be a conclusive presumption that Buyer has waived is right to terminate this Agreement under this Section 4(j), this Agreement shall remain in full force and effect, Buyer shall deposit the Additional Deposit as set forth in Section 2(b) above, and the Deposit shall be held by the Title Company and credited to Seller at Closing as provided herein. Notwithstanding anything in this Agreement to the contrary (including under Section 4), by execution of this Agreement Buyer hereby irrevocably waives any and all right to terminate this Agreement under this Section 4(i).

5. Buyer’s Conditions to Closing. The following conditions are conditions precedent to Buyer’s obligation to purchase the Property:

(a) Delivery by Seller to the Title Company at or prior to Closing of all items required to be delivered by Seller pursuant to Section 7(b) and Section 7(d) below.

(b) Performance by Seller, in all material respects, as and when required by this Agreement of each and every material term, covenant, condition and agreement required to be performed by Seller pursuant to this Agreement.

(c) All of the representations and warranties of Seller contained in Section 8 and Section 14(b) hereof are true and correct, in all material respects, as of the Closing Date (unless Seller’s representations and warranties are expressly made as of a certain date, in which event the same shall be true and correct, in all material respects, as of such certain date), subject to modification by any Disclosure (as hereinafter defined) in accordance with Section 8(a) and to Buyer’s express rights set forth in Section 8(a) relating to any such Disclosure.

(d) As of the Closing Date, the Title Company shall be unconditionally committed to issue the Title Policy to Buyer in the form required by Section 3 above.

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(e) Seller shall have obtained and delivered the Water Certification or the Water Indemnity (as hereinafter defined).

(f) Seller shall have received and provided to Buyer at least two (2) Business Days prior to the Closing Date (the “Estoppel Delivery Date”), the Required Tenant Estoppels (as hereinafter defined) consistent with and in form required by the terms of Section 9(j) of this Agreement (for the avoidance of doubt, Required Tenant Estoppels shall mean a Tenant Estoppel (as hereinafter defined) from each Commercial Tenant (as hereinafter defined)). Notwithstanding anything in this Agreement to the contrary, if one or more of the Required Tenant Estoppels have not been obtained prior to the Estoppel Delivery Date, Seller shall have the right, by providing written notice to Buyer no later than the Estoppel Delivery Date, to extend the Closing Date for up to fifteen (15) days to allow Seller to obtain the outstanding Required Tenant Estoppel(s) and satisfy the condition set forth in this Section 5(f). Notwithstanding anything in this Agreement to the contrary, by execution of this Agreement, Buyer acknowledges and agrees that the condition set forth in this Section 5(f) has been satisfied in full and Buyer hereby irrevocably waives any and all right to terminate this Agreement under this Section 5(f).

In the event that any of the conditions set forth above in this Section 5 is not satisfied on or before the Closing Date (and Buyer is not otherwise in default of this Agreement beyond any available notice and cure period), Buyer may elect, at its sole discretion, by giving written notice to Seller prior to the Closing Date either (i) to terminate this Agreement or (ii) to waive satisfaction of the condition and close escrow. In the event of such termination for reasons described in Section 5(a) or Section 5(b) above, Buyer’s sole and exclusive remedies shall be those set forth in Section 2(d) above (subject to the notice and cure provisions set forth therein). In the event of such termination for reasons described in Section 5(c) above, Buyer’s remedies shall be governed by Section 8(a). In the event of such termination for reasons described in Section 5(d), Section 5(e), or Section 5(f), Buyer’s sole and exclusive remedy shall be the return of the Deposit to Buyer, and thereupon neither party shall have any further obligations under this Agreement, except that either party shall have the right to enforce the Surviving Obligations.

6. Seller’s Conditions to Closing. The following conditions are conditions precedent to Seller’s obligation to sell the Property:

(a) Delivery by Buyer to the Title Company at or prior to Closing of all items required to be delivered by Buyer pursuant to Section 7(c) and Section 7(d) below.

(b) Performance by Buyer, in all material respects, as and when required by this Agreement of each and every material term, covenant, condition and agreement required to be performed by Buyer pursuant to this Agreement.

(c) All of the representations and warranties of Buyer contained in Section 8(b) hereof are true and correct, in all material respects, as of the Closing Date.

In the event that any of the conditions in Section 6(a), Section 6(b) or Section 6(c) is not satisfied on or before the Closing Date (and Seller is not otherwise in default of this Agreement beyond any available notice and cure period), Seller may elect, at its sole discretion, by giving written notice to Buyer prior to the Closing Date either (i) to terminate this Agreement (unless such failure is caused by Buyer’s default of this Agreement, in which event, Buyer shall be entitled to any applicable notice and cure periods set forth in Section 2(c) above prior to Seller having the right to terminate as set forth in this Section 6) or (ii) to waive satisfaction of the condition and close escrow. In the event of such termination, the Deposit shall be paid to Seller and shall be non-refundable to Buyer, and thereupon neither party shall have any further obligations under this Agreement, except that either party shall have the right to enforce the Surviving Obligations.

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7. The Closing.

(a) The closing hereunder (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on December 30, 2021, or such other date as Buyer and Seller may mutually agree in writing (the “Closing Date”). Except as otherwise provided herein, such date may not be extended without the prior written approval of both Seller and Buyer. In the event the Closing does not occur on or before the Closing Date, the Title Company shall, subject to the provisions of Section 2, and unless it is notified by both parties to the contrary, within three (3) Business Days after the Closing Date, return to the depositor thereof items that may have been deposited pursuant to this Agreement. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

(b) At or before the Closing, Seller shall deliver to escrow at the Title Company the following executed by Seller (and acknowledged, where appropriate):

(i)   the Deed conveying to Buyer the Property as required by Section 3 above;

(ii) (A) copies of all Leases (and amendments thereto, if any) in Seller’s Possession covering any portion of the Property (delivery shall be deemed satisfied by making such Leases available for pick-up by Buyer at the management office at the Property on the Closing Date, or at Buyer’s written direction, Seller leaving the same in such management office at the Property) and (B) any security deposits relating thereto in Seller’s Possession to the extent not applied to tenant obligations under the Leases;

(iii) an Assignment and Assumption of Lessor’s Interest in Leases executed by Seller in the form attached hereto as Exhibit B (the “Assignment of Leases”);

(iv) a Non-Foreign Certification in the form attached hereto as Exhibit C;

(v) a form of notice to the tenants at the Property executed by Seller in the form attached hereto as Exhibit D;

(vi) an Assignment and Assumption of Property Agreements executed by Seller in the form attached hereto as Exhibit F (the “Assignment of Property Agreements”); and

(vii) a Bill of Sale executed by Seller in the form attached hereto as Exhibit H;

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(viii) a settlement statement prepared by the Title Company executed by Seller showing the application of the Deposit against the Purchase Price, the allocation of Seller’s closing costs and other prorations and closing adjustments set forth in this Agreement, all consistent with the terms and conditions of this Agreement;

(ix) a Seller’s Closing Certificate executed by Seller in the form attached hereto as Exhibit N;

(x) all keys, access codes and such other passwords in Seller’s Possession related to access to the Property, provided that the parties agree to cooperate to deliver such items outside of escrow;

(xi) written evidence of termination of the then existing management agreement effective on the Closing Date;

(xii) an updated Rent Roll for the Property dated not earlier than three (3) Business Days prior to the scheduled Closing Date (which rent roll shall not be certified);

(xiii) a full payment water certification issued by the City of Chicago with respect to the Property sufficient to enable the Title Company to purchase the applicable transfer stamps to affix to the Deed (“Water Certification”). Seller shall use commercially reasonable efforts to obtain the Water Certification prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, if the Water Certification has not been obtained prior to the Closing Date, Seller shall have the right instead of delivering the Water Certificate at Closing to enter into an indemnity agreement at Closing with the Title Company (the “Water Indemnity”) whereby Seller will escrow such funds as the Title Company may require and indemnify the Title Company such that the Deed shall be recorded following Closing upon receipt of the Water Certificate, issuance of the necessary recording stamps and payment of the City transfer tax (including any penalties for late payment of the City transfer tax) (Seller shall continue to use commercially reasonable efforts to obtain the Water Certification following Closing);

(xiv) the Bulk Sales Certification (as hereinafter defined) covering the Bulk Sales Releases (as hereinafter defined);

(xv) to the extent not previously delivered, any original or copies of the Tenant Estoppels obtained by Buyer in accordance with Section 9(i) below;

(xvi) an owner’s affidavit executed by Seller in the form attached hereto as Exhibit O attached hereto or in such other form as is acceptable to the Title Company to provide the Title Policy at Closing, together with a gap indemnity if required by the Title Company;

(xvii) a Post-Closing Escrow Agreement executed by Seller in the form attached hereto as Exhibit Q (the “Roof Escrow Agreement”);

(xviii) a notice of the sale of the Property as required under Section 3 of the Affordable Housing Covenant and Agreement dated June 26, 2017, between Seller and the City of Chicago (acting by and through its Department of Planning and Development). Seller shall send said notice to the City of Chicago promptly following Closing; and

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(xix) such documentation as the Title Company may reasonably require in order to evidence Seller’s due organization and authority to consummate the transaction contemplated herein.

Buyer may, in its sole discretion, waive compliance on Seller’s part under any of the foregoing items by proceeding to Closing without such item.

(c) At or before the Closing, Buyer shall deliver to the Title Company, the following:

(i)   the Purchase Price, subject to adjustment to reflect the prior delivery of the Deposit and any prorations, credits, fees or additional charges (the Deposit shall be applied to and credited against the Purchase Price);

(ii) an Assignment of Leases executed by Buyer;

(iii) an Assignment of Property Agreements executed by Buyer;

(iv) a Roof Escrow Agreement executed by Buyer; and

(v) a settlement statement prepared by the Title Company executed by Buyer showing the application of the Deposit against the Purchase Price, the allocation of Buyer’s closing costs and other prorations and closing adjustments set forth in this Agreement, all consistent with the terms and conditions of this Agreement.

Seller may waive compliance on Buyer’s part under any of the foregoing items by closing without such item.

(d) Seller and Buyer shall each deposit such other instruments as are reasonably required by the Title Company to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, including without limitation all transfer declarations, affidavits of value or similar documentation required by law and any broker lien waivers or property manager lien waivers.

(e) Prorations:

(i)   In each proration set forth below, the portion thereof applicable to the period beginning at 12:01 a.m. on the Closing Date shall be credited to Buyer and the portion thereof applicable to the period ending at such time shall be credited to Seller (such that income and expenses run to Buyer starting on the Closing Date). Prorations shall be calculated on the basis of a 365-day year and on the number of days in the applicable calendar month of the Closing Date.

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(A) Collected Rent and Other Lease Amounts. All collected rent; and other collected income (and any applicable state or local tax on rent) for the month of Closing under Leases in effect on the Closing Date shall be prorated as of the Closing Date. Buyer shall be credited with any rent and other income under Leases in effect on the Closing Date collected by Seller before the Closing Date but applicable to any period of time from and after the Closing Date. Uncollected rent and other income under Leases in effect on the Closing Date shall not be prorated on the Closing Date. Any rent and other income under Leases in effect on the Closing Date received by Seller after the Closing with respect to time periods from and after the Closing Date shall be delivered to Buyer within fifteen (15) Business Days after Seller’s receipt thereof. Buyer shall apply rent and other income from tenants under Leases in effect on the Closing Date that are collected after the Closing Date first to the obligations then owing to Buyer for its period of ownership and to those reasonable attorney fees incurred by Buyer in collecting such amounts, remitting the balance, if any, to Seller until Seller is reimbursed for any uncollected or delinquent rent and other amounts due to Seller under the leases in effect on the Closing Date for the period preceding the Closing Date. Buyer will make commercially reasonable efforts, without suit, to collect any delinquent rents from tenants in occupancy at Closing applicable to any periods before the Closing Date. Seller is prohibited after Closing from pursuing any collection as to any uncollected or delinquent rent; provided, however that Seller shall not be restricted in any way from directly collecting or pursuing (including by litigation or other proceeding) any rent or other income owed by past tenants who are no longer in occupancy on the Closing Date. All obligations set forth herein shall survive the Closing and delivery of the Deed.

(B) Commercial/Retail Leases - Operating Expenses. The provisions of this Section 7(e)(i)(B) shall apply to commercial/retail Leases only. Taxes, insurance, utilities, common area maintenance and other operating costs and expenses in connection with the ownership, operation, maintenance and management of the portion of the Improvements occupied or available to commercial/retail tenants (collectively, the “Operating Expenses,” which term shall include Taxes and Common Area Maintenance Costs (as each such terms are defined by the commercial/retail Leases), and utilities (to the extent not separately metered for the tenant space and thus considered Common Area Maintenance Costs)) shall be prorated as of the Closing Date with respect to the Occupied Commercial Space (as hereinafter defined) based on the difference between (i) the amount of commercial/retail tenant reimbursements for Operating Expenses actually collected from tenants under commercial/retail Leases by Seller as of the Closing Date for the period that Seller owned the Property during the calendar year in which Closing occurs (i.e. 2021), and (ii) the amount of Operating Expenses actually paid by Seller relative to such period (adjusted for that portion of the year during which any such tenant’s obligation to pay Operating Expenses commenced after January 1, 2021). For purposes of this Section 7(e)(i)(B), the term “Occupied Commercial Space” shall mean that portion of the Improvements occupied at Closing by tenants under commercial/retail Leases then obligated to pay Operating Expenses, which portion of the Improvements is calculated as the aggregate of all such tenants’ Proportionate Share (as that term is defined by the commercial/retail Leases). The parties acknowledge and agree, as of the Agreement Date, that the Occupied Commercial Space is 9.20% of the Improvements (5.39% under the Market Lease, as hereinafter defined, 2.03% under the Pita Parlor Lease, as hereinafter defined, and 1.78% under the Dentist Lease, as hereinafter defined). Those Operating Expenses being paid directly by commercial/retail tenants shall not be prorated. Subject to Section 7(e)(i)(C) below, Operating Expenses that are not payable by commercial/retail tenants either directly or reimbursable under commercial/retail Leases shall be prorated between Seller and Buyer on an accrual basis. Upon request, the parties shall reasonably estimate Operating Expenses for Seller’s period of ownership if final bills are not available. Buyer shall be responsible for administering all reconciliations and other adjustments with such tenants in accordance with the commercial/retail Leases, and in accordance with Section 7(e)(i)(J) below, Seller shall reasonably cooperate with Buyer and provide Buyer with copies of any documents and records in its possession, as may be reasonably requested by Buyer in order to administer and calculate such reconciliations and adjustments.

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(C) Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority (which shall be deemed to include any special assessments, which shall be calculated based on the longest permitted payment period) (collectively, the “Property Taxes”) payable during the calendar year 2021 (i.e. 2020 taxes payable in 2021) shall be prorated on a so called “cash basis.” Seller shall receive a credit from Buyer for any Property Taxes paid for Seller for the taxing period during which the Closing Date occurs from the Closing Date to the end of the applicable taxing period. There shall be no re-proration of the tax bills for 2020 taxes payable in 2021 for the Property or any other Property Taxes which become due and payable after the Closing Date. The parties shall reasonably cooperate with each other in any efforts to obtain a reduction in real estate taxes assessed against the Property for periods allocated to Seller’s ownership of the Property. In the event that any such appeal or petition for reduction in real estate taxes was filed before Closing, then Seller shall keep Buyer informed of all such proceedings. All refunds or tax savings relating to Property Taxes (x) shall inure to the benefit of Seller if such refunds or tax savings relate to any period for which Seller owned the Property and (y) shall inure to the benefit of Buyer if such refunds or tax savings relate to any period for which Buyer owned the Property; provided, however, each party shall pay its proportionate share of the legal and consulting fees actually incurred in connection with Seller’s application for such refunds and tax savings, which proportionate share shall be based on the amount of tax refunds or tax savings received by each party. Seller shall be responsible to pay at or prior to Closing any and all Property Taxes that are due or payable (including any delinquent Property Taxes) in respect of the Property as of the Closing Date. Any additional Property Taxes relating to the tax year(s) in which the Closing occurs or prior years arising out of a change in the use of the Property after Closing or a change in ownership upon or after Closing shall be assumed by Buyer effective as of the Closing Date and paid by Buyer when due and payable, and Buyer shall indemnify Seller from and against any and all such Property Taxes, which indemnification obligation shall survive the Closing.

(D) Residential Leases - Locator Fees. The provisions of this Section 7(e)(i)(D) shall apply to residential Leases only. Locator fees (i.e. customary leasing commissions or fees payable to the broker or realtor) on residential Leases which are the obligation of the landlord shall be allocated between the parties as provided herein below according to whether such obligations arise in connection with (i) residential Leases executed prior to the Agreement Date, other than with respect to (a) renewals or expansions of or under such residential Leases occurring after the Agreement Date, and (b) residential Leases executed prior to or after the Agreement Date and with respect to which the tenant takes occupancy prior to the Closing Date (collectively, “Existing LC Obligations”), or (ii) residential Leases entered into after the Agreement Date, any renewals or expansions of or under residential Leases executed prior to the Agreement Date occurring after the Agreement Date, and residential Leases executed prior to or after the Agreement Date but the tenant under which takes occupancy on or after the Closing Date (“New LC Obligations”).

(i)   Existing LC Obligations. If, by Closing, Seller has not paid in full the Existing LC Obligations, then Buyer shall receive a credit for such remaining costs, and Buyer shall be responsible for paying such Existing LC Obligations.

(ii) New LC Obligations. At Closing, Buyer shall reimburse Seller for the cost of New LC Obligations paid by Seller, and Buyer shall assume all New LC Obligations.

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(E) Commercial/Retail Leases - Leasing Commissions and Cost of Tenant Finish. The provisions of this Section 7(e)(i)(E) shall apply to the commercial/retail Leases only. All leasing commissions and the costs of tenant finish work (including any and all tenant improvement work, tenant improvement allowances, any free or abated rent and other tenant inducement amounts) due or payable under or relating to the existing term of any of the commercial/retail Leases shall be the sole responsibility of Seller and shall be paid by Seller prior to Closing (or Seller shall provide Buyer with a credit for any such amounts that remain unpaid), including without limitation all unpaid (if any) landlord work and any unpaid (if any) tenant improvement allowance required under the Dental Lease relating to the initial term thereof. Except as otherwise provided herein, at Closing, Buyer shall assume the obligation to pay any leasing commissions and the costs of tenant finish due after the Closing Date solely to the extent the same become due after the Closing Date and solely with respect to any expansion or renewal terms of any commercial/retail Leases (and not the initial term) that may be exercised after the Closing Date. Any leasing commissions and costs of tenant finish with regard to New Leases (as defined in Section 9(b)(ii) below) entered into subsequent to the Agreement Date and prior to Closing, unless set forth herein otherwise, shall be prorated between Buyer and Seller on the Closing Date based upon the revenue from such New Leases received by Seller prior to Closing and the revenue to be received by Buyer for the term of the New Leases commencing on the Closing Date.

(F) Tenant Deposits. All cash tenant security deposits and pet, cleaning or similar deposits paid under the Leases actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Buyer at Closing or placed in escrow account established by Buyer if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits. Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants with respect to any security deposits and will reimburse Seller for all attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by tenants. The foregoing indemnity obligations shall survive Closing and delivery of the Deed.

(G) Utility Deposits. Buyer shall take all commercially reasonable steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use good faith efforts to ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits posted by Seller and held by any utility company as of the Closing Date.

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(H) Insurance. The fire, hazard, and other insurance policies relating to the Property shall be cancelled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Buyer. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

(I) Property Agreements and Other Expenses. The following other items shall be adjusted, prorated and credited as applicable: (1) amounts due and prepayments under the Property Agreements assumed by Buyer at Closing (Seller shall be solely responsible for all costs and expenses under Property Agreements that Buyer timely elected not to assume at Closing pursuant to Section 4(d) above); (2) assignable license and permit fees; (3) any assessments and other amounts payable to any property, homeowner or condominium association;

(4) any previously paid signing bonus or similar payment relating to any cable services or utility provider or similar agreement in effect as of the Closing to the extent such amounts were actually received by Seller; and (5) other expenses of operation and similar items.

(J) Final Adjustments After Closing. If final prorations for those items addressed herein cannot be made on the Closing Date, then Buyer and Seller agree to allocate such items on an accrual basis as soon as invoices or bills are available, but with such final adjustment(s) to be made no later than ninety (90) days after the Closing Date (or such longer time as may be required for final adjustment for Operating Expenses following the reconciliation period under the applicable commercial/retail Leases). Income and expenses shall be received and paid by the parties on an accrual basis with respect to their period of ownership. Seller shall not, however, be charged for any increase in operating expenses for the Property due to increased costs incurred or caused by Buyer subsequent to the Closing. Payments in connection with such final adjustments shall be due within fifteen (15) days after mutual agreement of the amount(s) due. Each party shall have reasonable access to, and the right to inspect and audit the other party’s supporting documentation to confirm the final prorations, provided at least three (3) Business Days’ advance notice is given by the auditing party to the audited party. Notwithstanding the foregoing, this Section 7(e)(i)(J) shall not apply to Property Taxes (or any portion of Operating Expenses that are comprised of Property Taxes) and any re-proration of Property Taxes shall be governed exclusively by Section 7(e)(i)(C) above.

(K) Pita Parlor. Buyer shall provide to Seller at Closing a credit in the amount of $91,369.17 in connection with the Pita Parlor Lease.

(L) Survival. The terms and provisions set forth in Section 7(e) shall survive the Closing and delivery of the Deed.

(f) The costs incurred in this transaction shall be allocated as follows:

(i)   Personal Property Taxes. The Personal Property is included in this sale, without further charge, except that Buyer shall pay the applicable taxing authority the amount of any sales or similar taxes payable in connection with the Personal Property and Buyer shall execute and deliver any tax returns required of it in connection therewith, said obligations of Buyer to survive Closing.

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(ii) Title Policy. Seller shall pay standard rates for the Title Policy and any endorsements which Seller agrees in writing to provide to cure any Title Defects or Subsequent Title Matter (such endorsements, “Cure Endorsements”). Buyer shall pay for any special endorsements to the Title Policy and any extended coverage. Buyer shall be responsible for all premiums for any lender’s policy of title insurance (including the cost of any endorsements thereto other than any Cure Endorsements) related to any financing procured by Buyer in connection with the transactions herein contemplated.

(iii) Transfer Taxes and Recording Fees. Seller shall be responsible for the payment of the transfer taxes applicable to the Deed imposed by the State of Illinois, by Cook County, and Seller’s portion of the City of Chicago transfer taxes imposed on sellers by applicable ordinance, commonly referred to as the “CTA” portion (which for clarification purposes is currently $3.00 per $1,000), and any recording fees applicable to the Deed. Buyer shall be responsible for the payment of (A) Buyer’s portion of the City of Chicago transfer taxes imposed by applicable ordinance, commonly referred to as the “City” portion (which for clarification purposes is currently $7.50 per $1,000), and (B) the cost of any mortgage taxes and/or recording fees, transfer taxes or stamps applicable to any loan related to any financing procured by Buyer in connection with the transactions herein contemplated.

(iv) Survey. Buyer shall pay the cost of the Updated Survey.

(v) Escrow Fees. Buyer and Seller shall each pay one-half of any escrow fees and/or costs charged by the Title Company.

(vi) Counsel Fees. Each party shall pay its own legal fees and expenses.

(vii) Water Certification & Bulk Sales Releases. Seller shall pay any and all costs to obtain the Water Certification and the Bulk Sales Releases.

(viii) Other Costs. All other costs of the Closing not addressed in clauses (i)-(vii) above shall be allocated between Buyer and Seller as is customary in the county in which the Real Property is located.

8. Representations and Warranties.

(a) Seller hereby represents and warrants to Buyer as follows:

(i)   Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the state in which the Property is located.

(ii) This Agreement is (subject to Committee Approval), and all closing documents executed by Seller that are to be delivered to Buyer at the Closing including those set forth in Section 7(b) above (collectively, the “Seller Closing Documents”) are, or at the Closing will, be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller, do not and at the Closing will not violate any provisions of any agreement to which Seller is a party or to which it is subject.

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(iii) (a) Seller and each person or entity owning greater than 10% interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (c) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law. Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

(iv) Except as set forth on Exhibit K attached hereto, no litigation, arbitration, proceedings or government investigations are pending or, to Seller’s Knowledge (as hereinafter defined) threatened, relating to Seller or the Property or any part thereof.

(v) Except as disclosed to Buyer in the Due Diligence Items, to Seller’s Knowledge, (i) there are no condemnation, environmental, zoning or other land-use regulation proceedings (collectively, “Proceedings”), that have been instituted specifically with respect to the Property, and (ii) Seller has not received any written notice from any governmental authority of any Proceedings planned to be instituted specifically with respect to the Property.

(vi) Seller is not a foreign corporation, foreign partnership, foreign trust, foreign person or foreign estate (as defined in the Internal Revenue Code (“Code”)).

(vii) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(viii) Except as otherwise provided in the Due Diligence Items, to Seller’s Knowledge, Seller has not received any written notice from a governmental entity of a claim that the Property does not comply with all laws, ordinances, rules and regulations.

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(ix) To Seller’s Knowledge, the rent roll attached hereto as Exhibit R has been prepared and used in the ordinary course of business in owning, operating and/or managing the Property. As of the Closing Date, there shall be no commercial leases affecting the Property other than the Market Lease, the Pita Parlor Lease and the Dental Lease.

(x) To Seller’s Knowledge, the list of service contracts in Exhibit M attached hereto is a complete list of all of the Service Contracts affecting the Property as of the Agreement Date. To Seller’s Knowledge, Seller has not delivered or received written notice of default under any Non-Terminable Service Contract which remains uncured.

(xi) To Seller’s Knowledge, (i) there are no leasing commissions with respect to any commercial/retail Lease at the Property that are due and payable as of the Agreement Date or the Closing Date and (ii) Seller has caused to be completed and has paid in full any and all work and related costs required of the landlord as of the Agreement Date under any of the commercial/retail Leases at the Property.

(xii) Seller has not granted to any person or entity any option or other right to purchase the Property and no person or entity has any option or other right to purchase the Property (or any portion thereof).

(xiii) Seller has no employees.

The foregoing representations and warranties shall be true and correct in all material respects and in full force and effect on the Agreement Date and at the Closing. Such representations and warranties shall be deemed to have been reaffirmed and restated by Seller as of the Closing Date, except for any material change in any of the foregoing representations or warranties or any material breach thereof that occurs and that is expressly disclosed by Seller to Buyer in writing at any time and from time to time prior to the Closing (each a “Disclosure” and collectively, the “Disclosures”), which Disclosures shall thereafter be updated by Seller prior to the Closing Date (and the affected representations and warranties shall at Closing be deemed updated by such Disclosures, subject to Buyer’s termination right described below). Seller agrees to give prompt written notice of any Disclosure to Buyer following Seller’s discovery of any material breach or change that would require a Disclosure. If any change in any of the foregoing representations or any breach of any of the foregoing warranties or agreements is a material change or breach, and Seller does not elect in writing to cure such matters within fifteen (15) Business Days after Seller’s receipt of a written request from Buyer to do so, then, notwithstanding anything contained herein to the contrary, Buyer, at its sole option, and as its sole remedy, may either (a) close and consummate the transaction contemplated by this Agreement, without reduction in the Purchase Price or (b) terminate this Agreement by written notice to Seller, whereupon the Title Company shall return the Deposit to Buyer and the parties shall have no rights or obligations hereunder, except for those that expressly survive any such termination. Such election shall be made by Buyer within five (5) Business Days after receipt of written notice from Seller that Seller has elected not to cure such material change or breach. Failure of Buyer to deliver to Seller a notice of such election of Buyer within such five (5) Business Days period shall conclusively be construed as Buyer’s having elected alternative (a) above. The Closing Date shall be postponed automatically, if necessary, to permit the full running of each such period described by this paragraph. Notwithstanding the foregoing, in the event Seller willfully caused the material change or breach, Seller shall be in default hereunder and Buyer shall have the rights and remedies set forth in Section 2(d) hereof. The term “Seller’s Knowledge” as used herein means the actual knowledge (and not the implied or constructive knowledge) without any duty of investigation or inquiry of the following persons (the “Knowledge Parties”): David Straka, Investment Director of Asset Management, Principal Real Estate Investors, LLC, and Emily Kell, Director – Acquisitions/Dispositions. There shall be no personal liability on the part of any Knowledge Party arising out of any representations, warranties or covenants made herein or otherwise arising under this Agreement or in connection with the transactions contemplated hereunder. All representations and warranties made by Seller in this Section 8(a) shall survive the Closing for six (6) months (the “Survival Period”) and written notification of any claim arising therefrom must be received in writing no later than the last day of the Survival Period or such claim shall be forever barred and Seller shall have no liability with respect thereto. The aggregate liability of Seller with respect to all claims made by Buyer under Section 8(a) of this Agreement or under any obligation or covenant of Seller in this Agreement that expressly survives Closing or under any of the documents delivered to Buyer at Closing, shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Liability Cap”), nor shall Seller have any liability for any claims hereunder unless the aggregate amount of all such claims is equal to or greater than $50,000.00; provided however that notwithstanding anything set forth in this Agreement to the contrary, there shall be no limit on the amount of liability of Seller following Closing for, and the Liability Cap shall not apply to, any breach by Seller of Section 14(b) or Section 14(s) of this Agreement. Notwithstanding the foregoing, Seller shall have no liability to Buyer after Closing with respect to any representation, warranty, covenant or agreement made in this Agreement by Seller if such representation, warranty, covenant or agreement made in this Agreement is (a) actually shown to be untrue or incorrect prior to Closing as disclosed in the Due Diligence Items actually delivered or made available to Buyer pursuant to Section 4 of this Agreement, or (b) otherwise actually known to Buyer to be untrue or incorrect prior to the Closing.

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(b)   Buyer hereby represents and warrants to Seller as follows:

(i)   Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and at Closing will be in good standing under the laws of the State in which the Property is located;

(ii) This Agreement is, and all documents executed by Buyer that are to be delivered to Seller at Closing are or at the Closing will be, duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject;

(iii) Buyer (through its direct or indirect owners, partners, members or investors) shall furnish all of the funds for the purchase of the Property (other than funds supplied by its lenders) and such funds will not be from sources of funds derived from any unlawful activity by Buyer;

(iv) Buyer is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Property;

(v) Buyer (1) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other List, and (2) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person. Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties in this Section 8(b)(v) remain true and correct at all times. Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section 8(b)(v) shall not apply to any person to the extent that such person’s interest in Buyer is through a U.S. Publicly-Traded Entity and is less than ten percent (10%).

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9. Operating Covenants of Seller.

(a) Operation of Property. Seller shall use reasonable efforts to operate and maintain the Property until the Closing in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to and on the Agreement Date; provided, however, that in no event shall Seller be required to make any expenditures which are capital in nature. Seller shall be responsible for all management contracts pertaining to the Property prior to Closing and shall terminate same as of the Closing. Seller shall not remove any items of personal property owned by Seller and located on, in, or used in connection with, the Real Property and/or Improvements, except for those items owned by or leased from third party tenants, subject, however, to obsolescence and consumption in the ordinary course of business between the Agreement Date and the Closing Date, or otherwise in accordance with current inventory and management standards of Seller as of the Effective Date, provided that any items of inventory so removed by Seller are replaced by Seller, at its cost, with items of comparable (or better) value.

(b) Execution of New Leases and Renewals.

(i)   Residential Leases. Seller shall use reasonable efforts to negotiate leases or lease renewals for unrented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller’s past practices at the Property. Unless Buyer agrees otherwise in writing, any new leases or renewals for such apartment units entered into by Seller after the Agreement Date until the Closing or earlier termination of this Agreement shall (W) be on Seller’s standard apartment lease or renewal form for the Property, (X) be for terms of no less than six (6) months and no more than twelve (12) months, (Y) at rental rates in conformance with the leasing guidelines attached hereto as Exhibit J, and (Z) not grant concessions (including any free rent) in excess of one (1) month of rent. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided Seller shall only enter into new leases or renewals in the ordinary course of business taking into account Seller’s then current good faith evaluation of market conditions. Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.

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(ii) Commercial/Retail Leases. After the Agreement Date, Seller shall submit any new prospective commercial/retail leases and any modifications, amendments, renewals (which are not pre-approved per the terms of the lease) or terminations (other than per the pre-described terms) of existing commercial/retail leases to Buyer for Buyer’s reasonable consent which shall be deemed rejected if not received in writing by Seller within five (5) Business Days of Seller’s written request for consent (it being agreed that Buyer may withhold its consent to any proposed terminations, in Buyer’s sole discretion). If Borrower disapproves of any such leases, modifications, amendments, renewals or terminations, then Seller shall not effectuate or execute the same. All new commercial/retail leases and all modifications of existing commercial/retail leases executed by Seller in accordance with this Section 9(b)(ii) with Buyer’s consent (or deemed consent), if such consent is required by the terms of this Agreement, shall be deemed “New Leases” and the costs of tenant improvements and leasing commissions shall be prorated between Buyer and Seller at Closing, in accordance with Section 7(e)(i)(E) above. Buyer shall indemnify Seller and Seller shall be fully released from any and all liability arising as a result of any Future Leasing Commissions due under any leasing commission agreements with respect to commercial/retail leases affecting the Property. “Future Leasing Commissions” shall be limited to those commissions resulting from the renewal or extension of any existing commercial/retail lease, the exercise of any options under an existing commercial/retail lease, or the execution of a new commercial/retail lease pursuant to this Section 9(a)(ii) (solely to the extent Buyer consented to such new lease (or is deemed to have consented to said new lease as provided above), and shall not include any commissions due or owing in respect of any New Leases to which Buyer had the right to provide its consent under this Section 9(b)(ii) and which Buyer disapproved as herein provided (“Excluded Leasing Commissions”). Seller shall indemnify Buyer and Buyer shall be fully released from all liability incurred by Buyer and arising in connection with any Excluded Leasing Commissions. The indemnity and release obligations of Buyer and Seller under this Section 9(b)(ii) shall survive Closing and delivery of the Deed.

(c) Enforcement of Existing Leases. Seller shall perform the landlord’s obligations arising prior to Closing to the tenants under the leases and enforce the obligations of the tenants under the leases, in each case accordance with the current management standards of Seller for its apartment properties, provided that Seller shall not apply any security deposits against rent delinquencies or other lease defaults with respect to tenants who remain tenants of the Property without notice to and the prior written consent of Buyer. Seller may terminate and modify residential apartment leases in accordance with Seller’s customary practices. Prior to Closing, Seller shall comply with all requirements of any State or Federal law which limits Seller’s rights to enforce the terms of the Leases on account of a default by tenant thereunder (i.e. comply with any Covid-19 related legal requirements). Seller shall not collect rent more than 1 month in advance under any Lease.

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                             (d) Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by Seller’s insurance that is currently in force, provided that Seller may make adjustments in Seller’s insurance coverage for the Property that are consistent with Seller’s general insurance program for Seller’s or Seller’s affiliates) other properties as in effect from time to time.

(e) Provide Copies of Notices. Seller shall promptly notify Buyer (or provide copies) of (in any event no later than five (5) Business Days following Seller’s receipt or actual knowledge of): (i) all written notices received by Seller from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property, (ii) any condemnation, environmental, zoning or other land-use regulation proceedings specifically relating to the Property of which Seller receives written notice after the Agreement Date, (iii) any written notices claiming a material breach received from any tenants under the Leases; (iv) any written notices claiming a material breach of any agreement which will be binding upon the Buyer after the Closing (including Service Contracts or Permitted Exceptions) and (v) any litigation of which Seller receives written notice after the Agreement Date that arises out of the operation of the Property (excluding routine residential tenant eviction litigation or “slip and fall” type litigation for which Seller’s insurance company has accepted full liability). Seller’s timely delivery of such notices to Buyer as required above shall be deemed satisfaction of Seller’s obligation to update its representations and warranties applicable to the matter identified in such notice.

(f) Service Contracts. Without the prior written consent of Buyer, Seller shall not terminate, modify, extend, amend or renew any Service Contract or enter into any new Service Contract except in accordance with Seller’s customary business practices and that will not be cancelable by Buyer without penalty upon no greater than thirty (30) days’ notice. Seller will perform all of Seller’s material obligations under the Service Contracts which are to be assumed by Buyer at Closing including Seller’s obligation to pay any fees or compensation due and payable prior to the Closing Date (but Seller may give Buyer a proration credit instead of paying such fees or compensation if the resulting delay in the payment of fees or compensation does not cause a default under any of the Service Contracts). Seller shall not enter into any employment contract or collective bargaining agreement in respect of the Property without the prior written consent of Buyer.

(g) Rent Ready. Seller and Buyer agree that with respect to any and all residential units which are vacant as of the date that is five (5) Business Days prior to the Closing Date, Seller shall be obligated to either (A) make same in a Rent Ready Condition (as hereinafter defined) on or before the Closing Date, or (B) give Buyer a credit at Closing in the amount of $750.00 per such vacant residential unit. For purposes of the foregoing, the term “Rent Ready Condition” means a condition in which residential units similar to the residential units contained in the Property are offered for lease to prospective tenants in the normal course of Seller’s business, which condition shall include without limitation the following characteristics and conditions: cleaned and shampooed carpets; repainted (to the extent reasonably necessary to re-lease the unit, with all nail holes caulked and spackled as necessary); broom-clean condition; and systems and appliances in good working order, reasonable wear and tear excepted. Within five (5) Business Days before the Closing, Seller shall allow Buyer to conduct a walk through together with a Seller representative in order that a determination may be made as to whether each vacant residential unit is in Rent Ready Condition.

(h) Exclusive Dealing. Seller agrees in consideration for Buyer’s undertaking of the due diligence contemplated in this Agreement, to work exclusively with Buyer with regard to the Property from the Agreement Date through the Closing Date, unless this Agreement is terminated prior to the Closing Date. In that regard, Seller shall not: (i) enter into any other agreement with any other person or entity to sell the Property (or any portion thereof); (ii) enter into any letter of intent with any other person or entity to sell the Property (or any portion thereof); or (iii) actively market the Property for sale.

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(i)   Intentionally Deleted.

(j)   Tenant Estoppels. Seller shall use commercially reasonable good faith efforts to obtain and deliver to Buyer at least two (2) Business Days prior to the Closing Date (subject to the extension right set forth in Section 5(f) above) a tenant estoppel certificate from the tenant under the Market Lease, the tenant under the Pita Parlor Lease, and the tenant under the Dental Lease (as each term is hereinafter defined) (each such tenant, a “Commercial Tenant” and collectively the “Commercial Tenants”), which tenant estoppel certificates shall be in the form prescribed in each Commercial Tenant’s Lease or in a form that encompasses all of the items to which each Commercial Tenant is obligated to certify in a tenant estoppel certificate under the terms of its Lease, or in the absence of the foregoing, in the form attached hereto as Exhibit P, in all events without any material modification (each, a “Tenant Estoppel”). The Tenant Estoppels shall be dated no earlier than the date that is thirty (30) days prior to the Closing Date. For the purposes of this Section 9(j), “material modification” shall mean any modification to a Tenant Estoppel that indicates the continuing existence of an actual material default of Seller as landlord under the applicable commercial/retail Lease or otherwise contains information which materially differs from or is materially inconsistent with the information contained in the Due Diligence Items (including the Leases and the Rent Roll). In no event shall the return or execution by any Commercial Tenant of a Tenant Estoppel be deemed a default by Seller under this Agreement; provided, however, that delivery of Tenant Estoppels executed by the Commercial Tenants under each of the following three (3) Commercial Tenants shall be a condition to Buyer’s obligation to close pursuant to Section 5(f) above (collectively, the “Required Tenant Estoppels”): (i) SLMLS Corp. (dba South Loop Market) under and pursuant to that certain Lease dated December 12, 2018 (as may be amended, the “Market Lease”), (ii) LSPITA Inc. (dba Pita Parlor) under and pursuant to that certain Lease dated August 22, 2019 (as may be amended, the “Pita Parlor Lease”), and (iii) Versiani Dental, P.C. under and pursuant to that certain Lease dated May 29, 2020 (as may be amended, the “Dental Lease”). Seller shall furnish Buyer with a completed draft of each Tenant Estoppel prior to submission to the Commercial Tenants for Buyer’s review and approval, which shall initially be in the form attached as Exhibit P for delivery to all Commercial Tenants, provided that if Buyer fails to provide any comments to Seller to any such draft Tenant Estoppel within two (2) business days of receipt thereof, Buyer shall be deemed to have approved such draft Tenant Estoppel Certificate. Notwithstanding anything to the contrary set forth in this Agreement (including under this Section 9(j)), Buyer acknowledges and agrees that Seller delivered to Buyer all of the Required Estoppels prior to the Agreement Date and that none of the Required Estoppels contains a material modification, and therefore the condition to Buyer’s obligation to close contained in this Section 9(j) and in Section 5(f) has been satisfied in full and Buyer hereby irrevocably waives any right to terminate this Agreement for failure to deliver a Required Estoppel.

10. AS-IS/RELEASE. IN CONSIDERATION OF SELLER’S ENTERING INTO THIS AGREEMENT AND AS AN INDUCEMENT TO SELLER TO SELL THE PROPERTY, THE PARTIES HEREBY AGREE TO THE FOLLOWING PROVISIONS OF SECTION 10 BELOW, EACH OF WHICH IS MATERIAL AND IS BEING RELIED UPON BY SELLER. THE PROVISIONS OF THIS SECTION 10 (INCLUDING THE RELEASES MADE BY BUYER) SHALL SURVIVE CLOSING AND SHALL NOT BE MERGED WITH THE DEED.

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(a) AS-IS CONDITION. ON OR BEFORE THE APPROVAL DATE, BUYER WILL HAVE THE OPPORTUNITY TO INSPECT AND APPROVE THE PHYSICAL AND ENVIRONMENTAL, ECONOMIC AND LEGAL CHARACTERISTICS AND CONDITION OF THE PROPERTY, AS WELL AS THE ECONOMIC CHARACTERISTICS OF THE PROPERTY. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 8(a) AND SECTION 14(b) HEREIN AND ANY REPRESENTATIONS AND WARRANTIES BY SELLER EXPRESSLY SET FORTH IN THE SELLER CLOSING DOCUMENTS (COLLECTIVELY, THE “SELLER REPRESENTATIONS”), BUYER HEREBY WAIVES ANY AND ALL DEFECTS IN THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CHARACTERISTICS AND CONDITION OF THE PROPERTY WHICH WOULD BE DISCLOSED BY SUCH INSPECTION. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR ANY OF THE SELLER’S AFFILIATES OR ANY SELLER OR SELLER’S AFFILIATES’ RESPECTIVE OFFICERS OR DIRECTORS, NOR SELLER’S OR SELLER’S AFFILIATES’ EMPLOYEES, AGENTS, REPRESENTATIVES, OR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF SELLER OR SELLER’S AFFILIATES (HEREAFTER, FOR THE PURPOSE OF THIS SECTION, SUCH PERSONS AND ENTITIES ARE INDIVIDUALLY AND COLLECTIVELY REFERRED TO AS THE “SELLER”), EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THE SELLER REPRESENTATIONS, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) BY OR ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, THE ECONOMIC RESULTS TO BE OBTAINED OR PREDICTED, OR THE PRESENT USE THEREOF OR THE SUITABILITY FOR BUYER’S INTENDED USE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE FOLLOWING: SUITABILITY OF THE TOPOGRAPHY; THE AVAILABILITY OF WATER RIGHTS OR UTILITIES; THE PRESENT AND FUTURE ZONING, SUBDIVISION AND ANY AND ALL OTHER LAND USE MATTERS; THE CONDITION OF THE SOIL, SUBSOIL, OR GROUNDWATER; THE PURPOSE(S) TO WHICH THE PROPERTY IS SUITED; DRAINAGE; FLOODING; ACCESS TO PUBLIC ROADS; OR PROPOSED ROUTES OF ROADS OR EXTENSIONS THEREOF. EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THE SELLER REPRESENTATIONS, BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS TO BE PURCHASED, CONVEYED AND ACCEPTED BY BUYER IN ITS PRESENT “AS IS” CONDITION, AND THAT NO PATENT OR LATENT DEFECT IN THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY WHETHER OR NOT KNOWN OR DISCOVERED, SHALL AFFECT THE RIGHTS OF EITHER PARTY HERETO. ANY DOCUMENTS FURNISHED TO BUYER BY SELLER RELATING TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, RENT ROLLS, SERVICE AGREEMENTS, MANAGEMENT CONTRACTS, MAPS, SURVEYS, STUDIES, PRO FORMAS, REPORTS AND OTHER INFORMATION, INCLUDING BUT NOT LIMITED TO THE DUE DILIGENCE ITEMS, SHALL BE DEEMED FURNISHED AS A COURTESY TO BUYER BUT WITHOUT REPRESENTATION OR WARRANTY FROM SELLER. ALL WORK DONE IN CONNECTION WITH PREPARING THE PROPERTY FOR THE USES INTENDED BY BUYER INCLUDING ANY AND ALL FEES, STUDIES, REPORTS, APPROVALS, PLANS, SURVEYS, PERMITS, AND ANY EXPENSES WHATSOEVER NECESSARY OR DESIRABLE IN CONNECTION WITH BUYER’S ACQUIRING, DEVELOPING, USING AND/OR OPERATING THE PROPERTY SHALL BE OBTAINED AND PAID FOR BY, AND SHALL BE THE SOLE RESPONSIBILITY OF BUYER. BUYER HAS INVESTIGATED AND HAS KNOWLEDGE OF OPERATIVE OR PROPOSED GOVERNMENTAL LAWS AND REGULATIONS INCLUDING LAND USE LAWS AND REGULATIONS TO WHICH THE PROPERTY MAY BE SUBJECT AND SHALL ACQUIRE THE PROPERTY UPON THE BASIS OF ITS REVIEW AND DETERMINATION OF THE APPLICABILITY AND EFFECT OF SUCH LAWS AND REGULATIONS. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE PROPERTY IN RELIANCE ON BUYER’S ABILITY TO MAKE ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITIONS OF THE PROPERTY, AND BUYER HAS NEITHER RECEIVED NOR RELIED UPON ANY REPRESENTATIONS CONCERNING SUCH CONDITIONS FROM SELLER, EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THE SELLER REPRESENTATIONS. BUYER ACKNOWLEDGES THAT BUYER WILL CONSIDER, INSPECT AND REVIEW TO BUYER’S SATISFACTION ALL PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL ASPECTS AND CONDITIONS OF THE PROPERTY, AND THAT BUYER WILL DECIDE WHETHER TO ACQUIRE THE PROPERTY ON THE BASIS OF BUYER’S OWN EVALUATION, WITHOUT THE BENEFIT OF ANY REPRESENTATION OR WARRANTY FROM SELLER, EXCEPT FOR THE SELLER REPRESENTATIONS, OR ANY OF SELLER’S AGENTS, BROKERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES OR REPRESENTATIVES.

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(b) WAIVER OF CERTAIN CLAIMS AND RELEASE OF SELLER. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THE SELLER REPRESENTATIONS AND SUBJECT TO THE NEXT PARAGRAPH SET FORTH BELOW, BUYER SHALL ASSUME THE FULL RISK OF ANY LOSS OR DAMAGE OCCASIONED BY ANY FACT, CIRCUMSTANCE, CONDITION OR DEFECT PERTAINING TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF ANY ASBESTOS- CONTAINING MATERIAL, HAZARDOUS, TOXIC OR RADIOACTIVE WASTE, SUBSTANCE OR MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY, ANY CHEMICALS, POLLUTANTS, CONTAMINANTS, PESTICIDES, PETROLEUM, PETROLEUM PRODUCTS OR BY-PRODUCTS, RADIOACTIVE SUBSTANCES, SOLID WASTE, OR OTHER TOXIC WASTE, SUBSTANCE OR MATERIAL REGULATED, LISTED, LIMITED OR PROHIBITED UNDER ANY ENVIRONMENTAL LAW OR ANY OTHER LOCAL, STATE OR FEDERAL LAW OR REGULATION (COLLECTIVELY, “HAZARDOUS MATERIALS”), THE SUITABILITY OF THE PROPERTY FOR BUYER’S INTENDED USE, THE PHYSICAL CONDITION OF THE IMPROVEMENTS, THE PRESENT AND FUTURE CONDITION OF TITLE, ZONING AND LAND USE MATTERS, THE CONDITION OF THE SOIL AND GROUNDWATER, AND THE PURPOSE TO WHICH THE PROPERTY IS SUITED. EXCEPT FOR THE SELLER REPRESENTATIONS AND SUBJECT TO THE NEXT PARAGRAPH SET FORTH BELOW, BUYER HEREBY, EXPRESSLY AND UNCONDITIONALLY WAIVES AND RELEASES SELLER AND OR SELLER’S AFFILIATES, AND ALL OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, AFFILIATES, MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, LENDERS, AGENTS AND EMPLOYEES, AND THEIR RESPECTIVE PREDECESSORS, SUCCESSORS, HEIRS AND ASSIGNS AND EACH OF THEM (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL RIGHTS AND CLAIMS AGAINST SELLER OR SELLER’S AFFILIATES AND/OR THE RELEASED PARTIES WITH RESPECT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE CONDITION, VALUATION, MARKETABILITY OR UTILITY OF THE PROPERTY AND ANY RIGHTS OF BUYER UNDER THE STATE OR FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, AS AMENDED FROM TIME TO TIME, OR SIMILAR LAWS). BUYER ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER AND RELEASE INCLUDES ALL RIGHTS AND CLAIMS OF BUYER AGAINST SELLER, SELLER’S AFFILIATES AND THE RELEASED PARTIES PERTAINING TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE CONDITION, VALUATION, MARKETABILITY AND UTILITY OF THE PROPERTY), WHETHER HERETOFORE OR NOW EXISTING OR HEREAFTER ARISING, OR WHICH COULD, MIGHT, OR MAY BE CLAIMED TO EXIST, OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, LIQUIDATED OR UNLIQUIDATED, EACH AS THOUGH FULLY SET FORTH HEREIN AT LENGTH, WHICH IN ANY WAY ARISE OUT OF, OR ARE CONNECTED WITH, OR RELATE TO, THE PROPERTY, IN EACH CASE EXCEPT FOR THE SELLER REPRESENTATIONS. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS CURRENTLY UNAWARE OF WHICH BUYER DOES NOT CURRENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE OF SELLER, SELLER’S AFFILIATES AND/OR THE RELEASED PARTIES. IN CONNECTION THEREWITH AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES THAT FACTUAL MATTERS NOW UNKNOWN TO BUYER MAY HAVE GIVEN, OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE CURRENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND THE RELEASED PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES, EXCEPT IN EACH CASE FOR THE SELLER REPRESENTATIONS.

NOTWITHSTANDING ANYTHING IN THIS SECTION 10 TO THE CONTRARY, NOTHING IN THIS SECTION 10 SHALL RELEASE SELLER FROM (OR OBLIGATE BUYER TO ASSUME OR INCUR ANY LIABILITY OR OBLIGATION FOR) A BREACH OF ANY OF THE SELLER REPRESENTATIONS OR FROM ANY INDEMNITY OBLIGATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND WHICH SURVIVES CLOSING OR EXPRESSLY SET FORTH IN THE SELLER CLOSING DOCUMENTS.

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THE PROVISIONS OF THIS SECTION 10 SHALL SURVIVE THE CLOSING. BY SIGNING IN THE SPACE PROVIDED BELOW IN THIS SECTION 10, BUYER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE PROVISIONS OF THIS SECTION 10.

Buyer:

11. Possession. Buyer shall have the right of possession of the Property on the Closing

Date.

12. Casualty/Condemnation. In the event that, between the Agreement Date and the Closing Date, (i) the Real Property, or any part thereof, is destroyed or damaged, and such is a Material Casualty (as defined below), or (ii) condemnation proceedings are commenced against the Real Property, or any part thereof, and such is a Material Condemnation, Buyer shall have the right, exercisable by giving notice of such decision to Seller within ten (10) Business Days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement in its entirety, in which case neither party shall have any further obligation under this Agreement, except that either party shall have the right to enforce the Surviving Obligations. In the event of such termination, the Deposit shall be returned to Buyer, as Buyer’s sole and exclusive remedy. A “Material Casualty” occurs if any portion of the Real Property is damaged or destroyed and the cost to repair such damage exceeds $600,000.00. A “Material Condemnation” is any condemnation proceeding that is commenced against any part of the Real Property that would or could (i) materially and adversely affect the use and operation of the Property, (ii) result in any portion of the Improvements being taken; (iii) materially affect access to the Improvements; or (iv) result in the Property failing to comply with applicable law or ordinance. In the event the casualty damage to the Real Property is not a Material Casualty, or the condemnation is not a Material Condemnation, as applicable, or if Buyer does not elect to terminate this Agreement following a Material Casualty or Material Condemnation as provided above, then Buyer shall accept the Real Property in its then condition and proceed with the Closing with no reduction, offset or abatement of the Purchase Price, and accept, as its sole recourse against Seller payment or assignment of (i) all applicable proceeds of insurance, if any, from policies of insurance maintained and paid for by or on behalf of Seller (including its affiliates) covering the Real Property up to the amount paid by the insurer and necessary to make the repairs or restorations (or, if assignment of insurance proceeds is not available under the terms of Seller’s insurance or if the amount of the casualty loss cannot be determined prior to the Closing Date, Seller shall escrow with the Title Company from Seller’s proceeds at Closing an amount that the parties shall mutually agree is adequate to make the repairs or restorations, which escrowed funds shall be disbursed in accordance with a mutually acceptable escrow agreement executed at Closing by the parties and the Title Company), and, for avoidance of doubt, all business interruption and/or rent loss insurance proceeds that would have been received by Seller had the Closing not occurred shall be assigned to Buyer in connection therewith, or (ii) any applicable condemnation awards. Seller shall credit the Purchase Price to the extent any deductible exists that is Seller’s responsibility under any policies of insurance or to the extent of any uninsured amounts, which credit shall not exceed the amount of such damages; provided, however, that in the event Seller would otherwise be required to credit Buyer for uninsured amounts in excess of $25,000 pursuant to this sentence, then Seller shall promptly after learning of such uninsured loss (and in any event on or before Closing), elect by written notice to Buyer to provide Buyer with a credit at Closing equal to either (a) such entire uninsured amount, as reasonably estimated the parties, or (b) $25,000. Without limiting Buyer’s rights in this Section 12, upon receipt of Seller’s election as provided above, if Seller elects option (b) in the immediately preceding sentence, then Buyer shall have the option to elect either to (I) to terminate this Agreement in its entirety, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligation under this Agreement, except that either party shall have the right to enforce the Surviving Obligations, or (II) accept the $25,000 uninsured loss credit and accept the Real Property in its then condition and proceed with the Closing pursuant to the terms of this Section 12 (including any assignment of insurance proceeds and other credits as herein provided). The Closing shall automatically be extended as may be necessary for the timeframes set forth herein to run; provided however, the Closing may occur prior to the final settlement with and payment by the insurer, in the event of casualty damage or final settlement and payment of condemnation proceeds, if applicable.

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13. Tax-Deferred Exchange. Buyer and Seller agree that, at either Buyer’s or Seller’s sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Code, and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so prior to the Closing Date. If either so elects, the other shall reasonably cooperate, provided any such exchange shall not delay the Closing Date and shall be consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all Claims and expenses whatsoever (including reasonable attorneys’ and paralegal fees with respect thereto) arising out of, connected with or in any manner related to such Section 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive Closing and delivery of the Deed. Notwithstanding anything to the contrary contained in this Section 13, any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that neither Buyer nor Seller shall be requested or required to acquire title to any property other than the Property.

14. Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and delivery is made either by (i) personal delivery, in which case the notice shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) Business Day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by PDF attachment to email if delivery thereof is confirmed by sender’s email program that confirms that the email was successfully transmitted in its entirety and provided the email was transmitted between 9:00 a.m. and 5:00 p.m. Central Time on a Business Day (and otherwise shall be deemed to have been delivered on the next Business Day), and to the following addresses, or email addresses (or such other address as either party may from time to time specify in writing to the other):

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If to Seller:

Logan Square Owner, LLC c/o Principal Real Estate Investors, LLC 711 High Street Des Moines, Iowa 50392-0940 Attn.: Emily Kell Email: kell.emily@principal.com	with a copy to: Holland & Knight LLP 800 17th Street, N.W., Suite 1100 Washington, D.C. 20006 Attn.: Jerald S. Cohn, Esq. Email: jerry.cohn@hklaw.com with a copy to: Principal Real Estate Investors, LLC 711 High Street Des Moines, Iowa 50392-0940 Attn.: Dana Maudlin-Frey Email: maudlin-frey.dana @principal.com

If to Buyer:

TF NOCA BLU, LLC 520 West Erie Street, Suite 100 Chicago, Illinois 60654 Attn.: Jesse Karasik and K. Shaylan Baldwin Email: jkarasik@trilogyreg.com and sbaldwin@trilogyreg.com with a copy to:

Levenfeld Pearlstein, LLC

2 North LaSalle Street, Suite 1300

Chicago, Illinois 60602

Attn.: Thomas Jaros, Esq. and

            Jeffery Hoffenberg, Esq.

Email: tjaros@lplegal.com and

            jhoffenberg@lplegal.com

The attorneys for each party are authorized to give any notice specified in this Agreement on behalf of their respective clients.

(b) Brokers and Finders. Each party represents and warrants that it has not had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker, entity, agent, commission salesperson, or other person who will claim a right to compensation or a commission or finder’s fee as a procuring cause of the sale contemplated herein, except for CBRE, whose commission shall be paid by Seller at or prior to Closing pursuant to a separate written agreement between Seller and such broker. In the event of a claim for a broker’s or finder’s fee or commissions in connection with the transactions contemplated by this Agreement, Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller or based upon any breach by Seller of its representation and warranty set forth above in this Section 14(b), and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer or based upon any breach by Buyer of its representation and warranty set forth above in this Section 14(b). No commission shall be paid or become payable unless the Closing actually occurs. The provisions of this Section 14(b) shall survive Closing and any termination, cancellation or rescission of this Agreement.

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(c) Successors and Assigns. Buyer’s rights and obligations under this Agreement shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding, the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign Buyer’s rights and obligations under this Agreement to an entity affiliated with Buyer or its principal owners or managers, provided that (i) Buyer shall remain jointly and severally liable for the obligations contained in this Agreement; (ii) Buyer and any assignee, by accepting assignment of this Agreement, expressly agree to indemnify, defend and hold harmless Seller from any Claims arising out of the assignment; (iii) no further assignment shall occur without the prior written consent of Seller; (iv) written notice of the assignment, including the name of the assignee, is provided to Seller no fewer than seven (7) Business Days prior to Closing; and (v) Buyer shall provide to Seller at Closing an Assignment and Assumption of Real Estate Purchase and Sale Agreement in the form attached hereto as Exhibit E, executed by both Buyer and assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(d) Amendments and Terminations. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to choice of law rules thereof.

(f) Merger of Prior Agreements. Unless otherwise specifically provided, this Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof, including, without limitation the Access Agreement (except for the indemnity contained therein), but expressly excluding the Confidentiality Agreement (as hereinafter defined).

(g) Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees. Buyer and Seller both acknowledge each has been advised by counsel as to their respective rights, duties and obligations in this Agreement and have had ample opportunity to negotiate same. Thus, both Buyer and Seller acknowledge that any ambiguity in this Agreement should not necessarily be resolved against the drafter of this Agreement. The provisions of this Section 14(g) shall survive the Closing and any termination of this Agreement

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(h) Time of the Essence. Time is of the essence of this Agreement.

(i)   Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic signature (e.g. PDF attachment to email, DocuSign or other similar electronic signature) shall be valid and effective to bind the party so signing. Upon request of the other party, each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

(j)   Survivability. Except as otherwise provided herein, the covenants contained in this Agreement shall not survive the Closing of the purchase and sale and shall be deemed merged in the Deed. In furtherance thereof, upon execution and delivery of the Deed and the other closing documents, the representations, warranties, covenants, conditions, rights, liabilities and obligations under this Agreement shall expire and terminate without any further action by the parties, except where and to the extent that this Agreement expressly provides that any such representations, warranties, covenants, conditions, rights, liabilities and obligations survive the Closing, or to the extent expressly contained in the Deed and the other documents or instruments executed and delivered at or after the Closing.

(k) No Recordation. Neither Seller nor Buyer shall record this Agreement or memorandum thereof in or among the land or chattel records of any jurisdiction, except in connection with an action for specific performance permitted by the express terms of this Agreement.

(l)   Proper Execution. The submission by Seller to Buyer of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or impose any obligations on Seller irrespective of any reliance thereon, change of position or partial performance until Buyer and Seller shall have executed this Agreement and the Initial Deposit shall have been received by the Title Company.

(m) Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day, and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Central Time, and (b) all time periods shall expire at 5:00 p.m. Central Time. “Business Day” shall mean Monday through Friday except for U.S. federal Holidays or state holidays observed in Illinois.

(n) Incorporation of Recitals and Exhibits. All recitals set forth in this Agreement and exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.

(o) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

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(p) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and, subject to any restrictions on assignment contained herein, their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

(q) Public Disclosure. From and after the Agreement Date, neither Buyer nor Seller shall make a public disclosure of the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (a) Seller and Buyer from releasing a press release concerning the sale of the Property, provided that such press release shall contain only the names of Seller and Buyer and the Closing Date and such press release is approved in advance by Principal Real Estate Investors, LLC, Seller and Buyer, (b) either party from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement if and to the extent that such disclosure is requested or required by a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal or similar requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory (including stock exchange) or legislative body, organization, commission, agency or committee or otherwise in connection with a judicial or administrative action or proceeding or to a regulatory authority (whether in a report or pursuant to an audit, examination, interrogatories or requests for information or documents or routine supervisory oversight), (c) Seller or Buyer from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement to any of their respective, current, or prospective lenders, members, officers, directors, trustees, employees, investors, consultants, advisors, attorneys, agents, representatives, partners and/or shareholders (and any of their respective lenders, members, officers, directors, trustees, employees, consultants, advisors, attorneys, agents, representatives, partners and/or shareholders of any of such parties); provided that all of the foregoing are advised of the confidential nature of such information, matters, terms and provisions, or (d) Seller, Buyer and/or any affiliate of Seller or Buyer of any tier making any public statement, filing or other disclosure which any of them reasonably believes to be required or desirable under applicable securities laws or regulations or requirements promulgated thereunder. The parties hereto shall deliver to the other a copy of the press release at least three (3) Business Days prior to the issuance thereof. The provisions of this Section shall survive the closing of the transaction contemplated by this Agreement or termination of this Agreement (whichever shall occur) without restriction or limitation.

(r)   Confidentiality. The Due Diligence Items are considered confidential material. Buyer’s use of the Due Diligence Items (including any right by Buyer to disclose and disseminate such material) shall be controlled by the Confidentiality Agreement dated November 2, 2021 (the “Confidentiality Agreement”), executed by Buyer in favor of Seller. Buyer and Seller hereby ratify and confirm the terms and provisions of the Confidentiality Agreement, which terms and provisions are hereby incorporated herein as if fully set forth in this Agreement. The provisions of this Section 14(s) and the terms and provisions of the Confidentiality Agreement shall survive any termination of this Agreement.

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(s) Bulk Sales. No later than five (5) Business Days after the Agreement Date, Seller shall file (A) a Notice of Sale, Purchase, or Transfer of Business Assets (or other applicable required filing) (“IL Notice”) with the State of Illinois (the “State”) or any other governmental authority of the State under the provisions of either Section 5/902(d) of the Illinois Income Tax Act (35 ILCS 5/902) as amended, and Section 5j (35 ILCS 120/5(j)) of the Illinois Retailers Occupation Tax Act, as amended, or any portion of the Illinois Sales Tax Act (but only to the extent the foregoing statutes are applicable to Seller and/or the sale of the Property) (together, the “State Statutes”), and (B) a Notice of Bulk Sales or Transfer (or other applicable required filing) (the “Cook Notice”) with the County of Cook (the “County”) under the provisions of Cook County Code of Ordinances, Section 34-92, as amended (the “County Ordinances”), and (C) a Bulk Sales Notification (or other applicable required filing) (“Chicago Notice” and together with the IL Notice and Cook Notice, the “Bulk Sales Notices”) with the Chicago Department of Finance, Tax Division, Bulk Sales Unit (“Chicago”) in respect of the Uniform Revenue Procedures Ordinance, Chapter 3-4-140 (the “Chicago Ordinance”; and, collectively with the State Statutes and County Ordinances, the “Bulk Sales Statutes”), notifying the State, County and Chicago of the transaction contemplated by this Agreement and requesting a release or other writing from each of the State, County and Chicago advising Seller and Buyer that all sales and income taxes due to the State, County and Chicago from Seller have been paid, thereby releasing Buyer from any withholding requirements under the applicable Bulk Sales Statutes (each, a “Bulk Sales Release” and, collectively, the “Bulk Sales Releases”). Buyer shall prepare the Bulk Sales Notices and provide the Bulk Sales Notices prior to Closing for Seller’s review and approval. If in response to the submission of the Bulk Sales Notices, Buyer or Seller receives a so-called Bulk Sale Stop Order or any other notice from any of the State, County or Chicago prior to Closing showing outstanding taxes are due and payable and/or requiring that certain funds be withheld from the Closing, then, subject to Seller’s right to contest the same prior to Closing, Seller shall pay all outstanding taxes or other sums shown on any such notice on or prior to the Closing and provide written evidence of such payment to Title Company and Buyer. If Seller does not pay such amounts prior to the Closing and provide written evidence thereof to Buyer, then Buyer and Title Company shall be entitled to withhold such sums from the Purchase Price at Closing, which shall be deposited with the Title Company, as the escrowee, pursuant to terms and conditions reasonably acceptable to Seller and Buyer, to be released upon delivery to the Title Company and Buyer of full release or clearance letter(s) from the applicable authorities confirming that funds are no longer required to be withheld pursuant to said Bulk Sale Stop Order(s) or notice(s). Notwithstanding anything set forth herein to the contrary, Buyer and Seller acknowledge that none of the Bulk Sales Releases will be obtained on or before the Closing Date and therefore Seller shall execute and deliver to Buyer at Closing the Bulk Sales Act Certification and Indemnity Agreement in the form attached hereto as Exhibit L (the “Bulk Sales Certification”). In such event, Seller shall use commercially reasonable, good faith efforts to obtain after Closing those Bulk Sales Releases not delivered at Closing. Seller shall use commercially reasonable, good faith efforts to obtain the Bulk Sales Releases prior to Closing, and if Seller is unable to obtain one or more of the Bulk Sales Releases prior to Closing, then Seller shall use commercially reasonable, good faith efforts to obtain after Closing those Bulk Sales Releases not delivered at Closing. The terms of this Section 14(s) shall survive Closing and delivery of the Deed.

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(t)   Net Worth Covenant. From and after the Closing, Seller agrees to maintain an aggregate minimum tangible net worth equal to the Liability Cap for purposes of satisfying claims with respect to Seller’s post-Closing liabilities under Section 8(a) hereof and Seller’s indemnity obligations under any Bulk Sales Certification delivered at Closing under Section 14(t) hereof (any such claim, a “Post-Closing Claim”). Seller covenants to maintain such net aggregate minimum tangible net worth until the later to occur of (i) the expiration of the Survival Period if no Post-Closing Claim has been received by Seller by the last day of the Survival Period or (ii) the resolution of any Post-Closing Claim if a Post-Closing Claim was properly commenced prior to the last day of the Survival Period. Seller’s obligations under this Section 14(t) to maintain said aggregate minimum tangible net worth shall survive Closing and delivery of the Deed.

(Signatures continued on next page)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

LOGAN SQUARE OWNER, LLC, a Delaware limited liability company

By:	2340 N CALIFORNIA, LLC, a Delaware limited liability company, its sole member

By:	2340 N CALIFORNIA GF II MEMBER, LLC, a Delaware limited liability company, its member

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ David Straka
Name:	David Straka
Title:	Managing Director, Asset Management

By:	/s/ Emily J. Kell
Name:	Emily J. Kell
Title:	Director Acquisitions/Dispositions

By:	LOGAN SQUARE JV, LLC, a Delaware limited liability company, its managing member

By:	/s/ Dominick J. Cristiano
Name:	Dominick J. Cristiano
Title:	Authorized Signatory

BUYER:

TF NOCA BLU, LLC, a Delaware limited liability company

By:	/s/ Shaylan Baldwin
Name:	Shaylan Baldwin
Its:	Secretary

Signature Page - Real Estate Purchase and Sale Agreement NoCa Blu

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JOINDER OF TITLE COMPANY

The Title Company hereby joins in the execution of the Agreement and agrees to accept, hold and return the Deposit (if any is made), and disburse any funds received under the Agreement in accordance with the provisions of such Agreement. The Title Company shall only be bound to those provisions of the Agreement relating to title insurance, the Deposit (if any is made) and the Closing escrow. Provided that the Title Company complies with such provisions of the Agreement, the parties to the Agreement agree that the Title Company shall not be liable for any loss or damage arising thereunder.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Rogelio Pineda
Name:	Rogelio Pineda
Title:	Senior Escrow Officer

Signature Page – Joinder to Real Estate Purchase and Sale Agreement

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